Exhibit 23.1

We hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment No.1 to Registration Statement originally filed on September 10, 2021 and further consent to the use of our name therein. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ The Newman Law Firm, PLLC